FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES RESIGNATION
OF JOHN HIESTAND AS CHIEF FINANCIAL OFFICER

SAN FRANCISCO – May 22, 2008 – Merriman Curhan Ford (NASDAQ: MERR) today announced that John Hiestand, chief financial officer, is leaving the firm to become chief financial officer at Merlin Securities. The firm has identified and signed a new CFO and will make a formal announcement next week. Hiestand will remain through the transition period.

Jon Merriman, chief executive officer of Merriman Curhan Ford, stated: “We have signed up a prominent brokerage industry CFO and will make that announcement in the near term. We have a robust financial and operating infrastructure with strong expertise and bench strength, thanks largely to John’s efforts over the past several years. We expect our new CFO to capitalize on that platform.”

Merriman added: “Since the founding of the investment bank in 2002, John has been instrumental in helping us build our finance systems and team to scale with our growth. I am personally grateful for the expertise and leadership he has provided. We wish John continued success as he transitions to the prime brokerage business and look forward to doing business with him in his new role.”

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, primary market research, asset management and corporate & venture services, and specializes in four growth industry sectors: CleanTech, Consumer, Health Care and Tech/Media/Telecom. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on May 6, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-Q filed on May 6, 2008, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on “Investor Relations.”

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Contact at the Company:	Media Contact:
Christopher Aguilar	Michael Mandelbaum
General Counsel	Mandelbaum Partners
(415) 248-5634	(310) 785-0810
ags@mcfco.com	michael@mandelbaumpartners.com